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                                                                    EXHIBIT 99.1

   IDEX CORPORATION COMPLETES ACQUISITION OF ADS, LLC (PREVIOUSLY REFERRED TO
                        AS NOVA TECHNOLOGIES CORPORATION)

NORTHBROOK, IL, JANUARY 2, 2008 -- IDEX CORPORATION (NYSE: IEX) today announced that it has completed its previously announced acquisition of ADS, LLC (previously referred to as Nova Technologies Corporation). ADS, LLC is a leading provider of metering technology and flow monitoring services for the water and wastewater markets. Headquartered in Huntsville, Alabama, with regional sales and service offices throughout the United States and Australia, ADS, LLC has annual revenues of approximately $70 million. The total purchase price was approximately $160 million.

About IDEX

IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers' exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol "IEX".